Exhibit 10.22

FORM OF

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (the “Agreement”) is entered into as of [●] between Chinos Holdings, Inc. (following the Distribution and in its capacity as common parent of a group of corporations that includes the Madewell Group, as defined below, “Madewell”), a Delaware corporation, and [J. Crew Newco] (“J.Crew”), a Delaware corporation.

W I T N E S S E T H:

WHEREAS, pursuant to the Tax laws of various jurisdictions, certain members of the Madewell Group presently file certain Tax Returns on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) with certain members of the J.Crew Group;

WHEREAS, Madewell and J.Crew have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation Agreement”), pursuant to which the Separation, the Distribution and the Separation Transactions will be consummated;

WHEREAS, Madewell and J.Crew desire to set forth their agreement on the rights and obligations of Madewell, J.Crew and the members of the Madewell Group and the J.Crew Group respectively, with respect to (a) the allocation of federal, state, local and foreign Taxes incurred in Pre-Distribution Periods, (b) Taxes resulting from the Separation, the Distribution and the Separation Transactions and (c) various other Tax matters.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the Parties agree as follows:

Section 1. Definitions.

a)	As used in this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding any provision of this Agreement to the contrary (except where the relevant provision states explicitly to the contrary), no member of the Madewell Group, on the one hand, and no member of the J.Crew Group, on the other hand, shall be deemed to be an Affiliate of the other.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” (or “Applicable Tax Law,” as the case may be) means, with respect to any Person, any federal, state, local or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling, directive, guidance, instruction, direction, permission, waiver, notice, condition, limitation, restriction or prohibition or other similar requirement enacted, adopted, promulgated, imposed, issued or applied by a Governmental Authority that is binding upon or applicable to such Person, its properties or assets or its business or operations.

“Business Day” has the meaning set forth in the Separation Agreement.

“Closing of the Books Method” means the apportionment of items between portions of a Straddle Period based on a closing of the books and records on the close of the Distribution Date as if the Distribution Date were the last day of the Taxable period, subject to adjustment for items accrued on the Distribution Date that are properly allocable to the portion of the Straddle Period following the Distribution under Applicable Law; provided that Taxes not based upon or measured by net or gross income shall be apportioned pro rata between each portion of the Straddle Period in accordance with the number of days in each portion of such Straddle Period.

“Code” means the Internal Revenue Code of 1986.

“Combined Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the J.Crew Group and at least one member of the Madewell Group.

“Combined Tax Return” means a Tax Return filed in respect of federal, state, local or foreign Taxes for a Combined Group.

“Company” means J.Crew or Madewell (or the appropriate member of each of their respective Groups), as appropriate.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Distribution Time” has the meaning set forth in the Separation Agreement.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” means, as the context requires, the J.Crew Group, the Madewell Group or either or both of them.

“Indemnitee” means the party that is entitled to seek indemnification from another party pursuant to the provisions of Section 8.

“IRS” has the meaning set forth in the Separation Agreement.

“J.Crew” has the meaning ascribed thereto in the preamble.

“J.Crew Group” means J.Crew and its Subsidiaries as set forth on Schedule 1.01(a) of the Separation Agreement, including all predecessors and successors to such Persons.

“J.Crew Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, a member of the J.Crew Group that is not a Combined Tax Return.

“Madewell” has the meaning ascribed thereto in the preamble.

“Madewell Common Stock” has the meaning set forth in the Separation Agreement.

“Madewell Group” means Madewell and its Subsidiaries (other than any member of the J.Crew Group), including all predecessors and successors to such Persons.

“Madewell Separate Tax Return” means any Tax Return that is required to be filed by, or with respect to, any member of the Madewell Group that is not a Combined Tax Return.

“Person” has the meaning set forth in Section 7701(a)(1) of the Code.

“Plan of Separation” means that certain Project Monet Plan of Separation, dated as of [●], attached hereto as Exhibit 1.

“Post-Distribution Period” means any Taxable period, including such portion of any Straddle Period, beginning after the Distribution Date.

“Pre-Distribution Period” means any Taxable period, including such portion of any Straddle Period, ending on or before the Distribution Date.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Agreement” has the meaning set forth in the recitals.

“Separation Documents” has the meaning set forth in the Separation Agreement.

“Separation Taxes” means any Taxes incurred solely as a result of the Separation, the Distribution, or the Separation Transactions.

“Separate Tax Return” means a Madewell Separate Tax Return or J.Crew Separate Tax Return.

“Separation Transactions” means the reorganization of certain businesses, assets and liabilities of the Madewell Group and the J.Crew Group to be completed before the Distribution Time in accordance with the Plan of Separation.

“Straddle Period” shall mean any Taxable period beginning on or prior to the Distribution Date and ending after the Distribution Date.

“Tax” means (i) any tax, including any net income, gross income, gross receipts, recapture, alternative or add-on minimum, sales, use, business and occupation, value-added, trade, goods and services, ad valorem, franchise, profits, net wealth, license, business royalty, withholding, payroll, employment, capital, excise, transfer, recording, severance, stamp, occupation, premium, property, asset, real estate acquisition, environmental, custom duty, impost, obligation, assessment, levy, tariff or other tax, governmental fee, assessment or charge of any kind whatsoever, together with any interest and any penalty, addition to tax or additional amount imposed by a Taxing Authority; or (ii) any liability in respect of any items described in clause (i) payable by reason of contract, assumption, transferee or successor liability, operation of Applicable Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision of Applicable Law) or otherwise.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign tax credit, excess charitable contribution, unused general business credit, business interest expense carryover, alternative minimum tax credit or any other Tax Item that could reduce a Tax liability.

“Tax Benefit” means any refund, credit, offset or other reduction in otherwise required Tax payments.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item that can increase or decrease Taxes paid or payable.

“Tax Proceeding” means any audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual) with respect to Taxes.

“Tax Return” means any Tax return, statement, report, form, election, bill, certificate, claim or surrender (including estimated Tax returns and reports, extension requests and forms, and information returns and reports), or other document filed or required to be filed with any Taxing Authority, including any amendment thereof, appendix, schedule or attachment thereto.

“Taxing Authority” means any Governmental Authority (domestic or foreign), including any state, municipality, political subdivision or governmental agency responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Transfer Taxes” means all federal, state, local or foreign sales, use, privilege, transfer, documentary, stamp, duties, real estate transfer, controlling interest transfer, recording, registration, excise, value added and similar Taxes and fees (including any penalties, interest or additions thereto) imposed upon any member of the J.Crew Group or any member of the Madewell Group in connection with the Separation, the Distribution or any Separation Transaction.

“Transferred Tax Attribute” means any Tax Attribute to which a member of the Madewell Group succeeded under Section 381 of the Code (or any similar provision of state or local Applicable Law) by reason of the Separation Transactions and that was allocated under Applicable Law to the Madewell Group following the Distribution.

“Treasury Regulations” means regulations promulgated by the U.S. Department of the Treasury under the Code, including proposed and temporary regulations.

b)	Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Actual Separation Taxes Calculation	Section 3	(d)
Due Date	Section 9	(a)
Past Practices	Section 4	(e)
Pre-Distribution Taxes	Section 3	(a)
Separation Taxes Estimate	Section 3	(d)
Segregated Account	Section 3	(d)
Tax Arbiter	Section 17
Tax Benefit Recipient	Section 7	(c)
Transferred Tax Attribute Certificate	Section 6	(c)

c)

All capitalized terms used but not defined herein shall have the same meanings as in the Separation Agreement. Any term used in this Agreement which is not defined in this Agreement or the Separation Agreement shall, to the extent the context requires, have the meaning assigned to it in the Code or the applicable Treasury Regulations thereunder (as interpreted in administrative pronouncements and judicial decisions) or in comparable provisions of Applicable Tax Law.

Section 2. Sole Tax Sharing Agreement. Any and all existing Tax sharing agreements or arrangements, written or unwritten, between any member of the Madewell Group and any member of the J.Crew Group shall be terminated as of the Distribution Date without any further action by the Parties thereto. Following the Distribution, no Company shall have any further rights or liabilities thereunder, and, except for Article 4 of the Transition Services Agreement and Article 4 of the Employee Matters Agreement, this Agreement shall be the sole Tax sharing agreement between the members of the Madewell Group and the members of the J.Crew Group.

Section 3. Allocation of Taxes. Notwithstanding anything in this Agreement to the contrary:

a) Taxes for Combined Tax Returns in Respect of Pre-Distribution Periods. All Taxes reported, or required to be reported, on any Combined Tax Return in respect of a Pre-Distribution Period, other than Separation Taxes (“Pre-Distribution Taxes”), shall be allocated between J.Crew and Madewell in accordance with the Tax Sharing Apportionment Schedule attached hereto as Appendix A.

b) Taxes for Separate Tax Returns. J.Crew shall be allocated all Taxes, other than Separation Taxes, that are reported, or required to be reported, on a J.Crew Separate Tax Return. Madewell shall be allocated all Taxes that are reported, or required to be reported, on a Madewell Separate Tax Return.

c) Taxes Not Reported on Tax Returns. J.Crew shall be allocated any Tax, other than a Separation Tax, attributable to any member of the J.Crew Group that is not required to be reported on a Tax Return. Madewell shall be allocated any Tax attributable to any member of the Madewell Group that is not required to be reported on a Tax Return.

d) Separation Taxes. Any liability for Separation Taxes, including, for the avoidance of doubt, incremental liability for Separation Taxes as a result of any Tax Proceeding, shall be allocated one hundred percent (100%) to Madewell. Madewell shall be entitled to use any Transferred Tax Attributes to offset Separation Taxes allocated to Madewell pursuant to this Section 3(d) (without compensating J.Crew for such use of Transferred Tax Attributes). On the Distribution Date, Madewell shall make (or cause to be made) a payment of $[●], the estimate of the amount of Separation Taxes (“Separation Taxes Estimate”), to J.Crew to be retained in a segregated non-interest bearing account for Madewell’s benefit (the “Segregated Account”), until the funds therein are required to be released (i) in the case of any Separation Tax to be paid by Madewell, to Madewell to make such payment to the applicable Taxing Authority, which release shall be at least two (2) Business Days prior to the due date of any such Separation Tax or (ii) in the case of any Separation Tax to be paid by J.Crew (but economically borne by Madewell), to J.Crew when required to be paid to the applicable Taxing Authority. J.Crew shall reflect the Segregated Account on its balance sheet as a restricted cash account until such time that the funds are paid or payable. No later than thirty (30) days following the Distribution Date, J.Crew shall prepare (or cause to be prepared) and deliver to Madewell, a good faith calculation of the final amount of Separation Taxes (including copies of any supporting worksheets) (“Actual Separation Taxes Calculation”) for Madewell’s review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld). If within fifteen (15) days following delivery of the Actual Separation Taxes Calculation, Madewell notifies J.Crew in writing that Madewell disputes the amount of the Actual Separation Taxes Calculation, J.Crew and Madewell shall cooperate in good faith to resolve such dispute. In the event that the Actual Separation Taxes Calculation is greater or less than the amount of the Separation Taxes Estimate, Madewell shall make a payment of the shortfall to J.Crew (to be deposited into the Segregated Account), or J.Crew shall make a payment of the excess to Madewell (out of the funds in the Segregated Account), as applicable, in each case, promptly following the resolution of the Actual Separation Taxes Calculation. Any dispute with respect to the Separation Taxes Estimate or the Actual Separation Taxes Calculation that cannot be timely resolved between J.Crew and Madewell shall be addressed according to the procedures set forth in Section 17; provided, however, that any dispute with respect to the Actual Separation Taxes Calculation shall be resolved prior to the date on which either Party is required to submit to the other Party a draft of any Tax Return in respect of a Taxable period including the Distribution Date pursuant to Section 4.

e) Transfer Taxes for Combined Tax Returns in Respect of Pre-Distribution Periods. Notwithstanding the foregoing in Section 3(a), any liability for a Tax reported, or required to be reported, on any Combined Tax Return in respect of a Pre-Distribution Period, which Tax would qualify as a Transfer Tax but for the fact that such Tax did not arise in connection with the Separation, the Distribution or any Separation Transaction, shall be allocated between J.Crew and Madewell such that (i) J.Crew is allocated such Taxes that arose or resulted from any transaction or business to the extent engaged in by any member or members of the J.Crew Group, and (ii) Madewell is allocated such Taxes that arose or resulted from any transaction or business to the extent engaged in by any member or members of the Madewell Group. For the avoidance of doubt, any Taxes which would qualify as Transfer Taxes but for the fact that such Tax did not arise in connection with the Separation, the Distribution or any Separation Transaction (i) reported, or required to be reported, on a Separate Tax Return shall be governed by Section 3(b) and (ii) not required to be reported on a Tax Return shall be governed by Section 3(c).

f) Straddle Periods. All Taxes in respect of a Straddle Period shall be allocated in accordance with the Closing of the Books Method; provided, however, that any Combined Tax Returns in respect of the Taxable year ending January 2020 will be governed by Section 3(a).

Section 4. Preparation and Filing of Tax Returns.

a) Combined Tax Returns due after the Distribution Date. J.Crew, in consultation with Madewell, shall prepare, or cause to be prepared, any Combined Tax Return that is due after the Distribution Date; provided that J.Crew shall submit to Madewell a draft of any such Combined Tax Return for review and approval (such approval not to be unreasonably delayed, conditioned or withheld) sufficiently in advance of the due date for filing such Combined Tax Return (and in any case, no later than thirty (30) days prior to the date such Combined Tax Return is required to be filed). Madewell shall timely file any such Combined Tax Return by the due date for filing such Combined Tax Return (for the avoidance of doubt, taking into account any valid extensions). Each member of the Combined Group shall execute and file such consents, elections and other documents as may be required, appropriate or otherwise reasonably requested by J.Crew in connection with the filing of such Combined Tax Returns.

b) Separate Tax Returns. J.Crew shall prepare and file, or cause to be prepared and filed, any J.Crew Separate Tax Return, and Madewell shall prepare and file, or cause to be prepared and filed, any Madewell Separate Tax Return. In the case of any J.Crew Separate Tax Return or Madewell Separate Tax Return in respect of a Taxable period that (i) includes the Distribution Date, or (ii) ends prior to, but such Separate Tax Return is due after, the Distribution Date: J.Crew or Madewell, as applicable, shall submit such J.Crew Separate Tax Return or Madewell Separate Tax Return, as applicable, to the other Party for review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld) sufficiently in advance of the due date for filing such Separate Tax Return (and in any case, no later than thirty (30) days prior to the date such Separate Tax Return is required to be filed).

c) Transfer Tax Returns. The Company required under Applicable Tax Law to file any Tax Returns in respect of Transfer Taxes (other than any Transfer Taxes reported, or required to be reported, on any Combined Tax Return, which shall be governed by Section 4(a)), if any, shall prepare and timely file (or cause to be prepared and timely filed) such Tax Returns; provided that if such Company is J.Crew or any of its Subsidiaries, J.Crew shall submit to Madewell a draft of any such Separate Tax Return for review, comment and approval (such approval not to be unreasonably delayed, conditioned or withheld) sufficiently in advance of the due date for filing such Separate Tax Return (and in any case, no later than thirty (30) days prior to the date such Separate Tax Return is required to be filed).

d) Amended Returns. Except as otherwise required by Applicable Law, (i) no Party shall file any amended Combined Tax Return in respect of any Pre-Distribution Period, and (ii) J.Crew shall not file any amended J.Crew Separate Tax Return that reflects Separation Taxes, in each case, without the prior written approval (not to be unreasonably withheld, conditioned or delayed) of the other Party, and the preparation and filing of such amended Combined Tax Return shall be governed by Section 4(a).

e) Preparation in Accordance with Past Practices. Any Combined Tax Return with respect to Pre-Distribution Periods shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used by the Combined Group in Pre-Distribution Periods to the extent permitted by Applicable Law.

f) Payment of Taxes. Madewell shall make a timely payment (or cause a timely payment to be made) to the proper Taxing Authority of the Taxes shown as due on any Tax Return for which a member of the Madewell Group is responsible for filing under this Section 4. J.Crew shall make a timely payment (or cause a timely payment to be made) to the proper Taxing Authority of the Tax shown as due on any Tax Return for which a member of the J.Crew Group is responsible for filing under this Section 4. To the extent all or a portion of the Tax shown due is allocated to a Party under Section 3 other than the Party responsible for making the payment pursuant to this Section 4(f), the Party that bears such Tax (or portion thereof) under Section 3 shall remit such amount to the Party making the payment (for payment to the Taxing Authority) no later than five (5) calendar days prior to the due date for filing the applicable Tax Return; provided that the Party required to remit such amount has received from the Party responsible for making the payment written notice of the amount which has been allocated pursuant to Section 3; provided further that written notice shall be deemed to have been received in the case of any Tax Return requiring review and approval by the non-filing Party under Section 4, and any payments by Madewell to J.Crew in respect of Separation Taxes pursuant to clause (ii) of Section 3(d) shall be considered to satisfy the obligations under this Section 4(f) of a Party bearing a Tax to remit the amount of the Tax to the Party responsible for making the payment to a Taxing Authority.

Section 5. Apportionment of Tax Attributes and Estimated Taxes Paid.

a) Apportionment of Tax Attributes. Madewell shall in good faith, based on information reasonably available to it, provide to J. Crew in writing for approval (such approval not to be unreasonably delayed, conditioned or withheld), no later than [●] following the Distribution, an estimate of the portion of any consolidated, combined or unitary Tax Attributes which Madewell expects to be allocated to the members of the J.Crew Group under Applicable Tax Law. As soon as reasonably practicable after the Distribution occurs and in no event later than [●], Madewell shall submit to J.Crew for approval (such approval not to be unreasonably delayed, conditioned or withheld), written notice of any adjustments to the previously delivered estimates of the portion of any Tax Attributes to be allocated to the J.Crew Group. If J.Crew and Madewell cannot agree on an allocation, the Parties shall resolve their disagreement pursuant to the procedures set forth in Section 17. Each of Madewell and J. Crew agrees to prepare all Tax Returns in accordance with the finally determined allocation of such items except to the extent adjusted as a result of a Tax Proceeding.

b) Apportionment of Estimated Taxes Paid. If and to the extent any member of the J.Crew Group or any member of the Madewell Group makes or has made a payment to a Taxing Authority of any estimated Taxes with respect to any Combined Tax Return in respect of a Pre-Distribution Period, such payment shall be allocated to the Parties in accordance with the allocation described in Section 3(a).

Section 6. Payment for Certain Tax Attributes.

a) Reduction of Taxes Payable by Madewell in Respect of Post-Distribution Periods. Madewell shall make a payment to J.Crew for the use of Transferred Tax Attributes if, as and when realized as a reduction to Taxes payable by the Madewell Group in any Post-Distribution Period, which payment shall equal fifty percent (50%) of the actual reduction in such Taxes of the Madewell Group or any member of the Madewell Group.

b) Madewell shall not be required to compensate J.Crew for the use of any Tax Attributes that are used to reduce (A) Separation Taxes that Madewell would otherwise have borne, or (B) any increase in Madewell’s Tax liability with respect to a Combined Tax Return or Madewell Separate Return, in either case, in respect of a Pre-Distribution Period, that would otherwise have been payable and arises from the filing of an amended Tax Return or is due to an adjustment pursuant to a Tax Proceeding. For the avoidance of doubt, for purposes of this Section 6, (i) any reduction in payments of Madewell’s Taxes on account of the application of Transferred Tax Attributes (or anticipated availability thereof) shall be considered an offset to Madewell’s Tax liability and governed by the applicable provisions of this Section 6, and (ii) the amount that J.Crew is entitled to receive shall be calculated after first taking into account: (a) all other applicable items of income, gain, deduction or loss (or any other Tax Attributes), (b) the application of Transferred Tax Attributes to reduce Separation Taxes, and (c) the application of Transferred Tax Attributes to reduce Madewell’s Tax liability with respect to a Combined Tax Return or Madewell Separate Return, in either case, in respect of a Pre-Distribution Period (regardless of whether such Tax liability results from an amendment or adjustment pursuant to a Tax Proceeding). For purposes of this Section 6, Madewell shall be treated as having realized the benefit of Transferred Tax Attributes as a reduction to Taxes otherwise payable by Madewell or any member of the Madewell Group on the earlier of: (A) the date that the corresponding Tax Return (if any) is filed; or (B) the date that the applicable Taxes (including estimated Taxes) are paid. Any payments required to be made pursuant to this Section 6 shall be made no later than sixty (60) days following the date that the benefit of the Transfer Tax Attributes is deemed to have been realized. To the extent Madewell makes a payment to J.Crew for the use of Transferred Tax Attributes to reduce Madewell’s estimated Taxes for a Taxable year, but the benefit of such Transferred Tax Attributes is not actually realized in that Taxable year (as reflected on Madewell’s Tax return for such Taxable year), J.Crew shall remit the excess amount of the payment to Madewell as a refund.

c) After the expiration of services to be provided by J.Crew to Madewell under the Transition Services Agreement (in respect of the calculation of Tax Attributes), Madewell shall deliver to J.Crew a certificate setting forth the calculation of the Transferred Tax Attributes utilized in respect of each Post-Distribution Period to date (including copies of any supporting worksheets) (the “Transferred Tax Attribute Certificate”) (i) if, as, and when Madewell uses Transferred Tax Attributes to realize a reduction to Taxes (including estimated Taxes) payable by the Madewell Group in respect of any Post-Distribution Period, within ten (10) calendar days of realizing such benefit, and (ii) from time to time upon the reasonable request of J.Crew. Within thirty (30) calendar days after its receipt of a Transferred Tax Attribute Certificate, J.Crew shall either inform Madewell in writing that the Transferred Tax Attribute Certificate is acceptable or object thereto in writing. To the extent J.Crew objects thereto, the Parties shall resolve such dispute in accordance with the procedures set forth in Section 17.

Section 7. Tax Benefits.

a) Madewell Tax Benefits. Subject to Section 6, Madewell shall be entitled to any Tax Benefits received by any member of the J.Crew Group or the Madewell Group with respect to any Tax allocated to a member of the Madewell Group under this Agreement. For the avoidance of doubt, any refunds attributable to Taxes in respect of a Combined Tax Return (other than Separation Taxes) will be allocated to Madewell in proportion to its percentage of liability as set forth on the Tax Sharing Apportionment Schedule.

b) J.Crew Tax Benefits. J.Crew shall be entitled to any Tax Benefits received by any member of the J.Crew Group or the Madewell Group with respect to any Tax allocated to a member of the J.Crew Group under this Agreement. For the avoidance of doubt, any refunds attributable to Taxes in respect of a Combined Tax Return (other than Separation Taxes) will be allocated to J.Crew in proportion to its percentage of liability as set forth on the Tax Sharing Apportionment Schedule.

c) A Company receiving a Tax Benefit to which another Company is entitled under this Agreement (a “Tax Benefit Recipient”) shall pay over the amount of such Tax Benefit (including any interest received from the relevant Taxing Authority, but net of any Taxes imposed with respect to such Tax Benefit and any other reasonable costs associated with the receipt of the Tax Benefit) within thirty (30) days of receipt thereof; provided, however, that upon the request of the Tax Benefit Recipient, the other Company shall repay the amount paid by the Tax Benefit Recipient (plus any penalties, interest or other charges imposed by the relevant Taxing Authority) in the event that a Tax Benefit that gave rise to such payment is subsequently disallowed as a result of a final determination as defined in Section 1313(a) of the Code.

Section 8. Indemnities.

a) Madewell Indemnity to J.Crew. Madewell shall indemnify J.Crew against, and hold J.Crew harmless, without duplication, from any Tax liability allocated to Madewell pursuant to Section 3 (including, for the avoidance of doubt, any Separation Taxes).

b) J.Crew Indemnity to Madewell. J.Crew shall indemnify Madewell against, and hold Madewell harmless, without duplication, from any Tax liability allocated to J.Crew pursuant to Section 3.

c) Tax Benefits. If an indemnification obligation of any Indemnifying Party under this Section 8 arises in respect of an adjustment that makes any Tax Benefit allowable to an Indemnitee which would not, but for such adjustment, be allowable, then any such indemnification obligation shall be an amount equal to (i) the amount otherwise due but for this Section 8(c), minus (ii) the reduction in actual cash Taxes payable by the Indemnitee no later than the end of the second Taxable year after the indemnification obligation arises as a direct result of the Tax Benefit, determined on a “with and without” basis.

Section 9. Payments.

a) Timing. All payments to be made to a Party under this Agreement shall be made in immediately available funds. Except as otherwise provided, all payments will be due thirty (30) Business Days after the receipt of notice of such payment or, where no notice is required, thirty (30) Business Days after the fixing of liability or the resolution of a dispute (the “Due Date”). Payments shall be deemed made when received. Any payment that is not made on or before the Due Date shall bear interest at the rate equal to the “prime” rate as published on such Due Date in the Wall Street Journal, Eastern Edition, for the period from and including the date immediately following the Due Date through and including the date of payment.

b) Treatment of Payments. Any payment made by Madewell to J.Crew for the use of Transferred Tax Attributes (or refunds made by J.Crew to Madewell for any overpayments) pursuant to Section 6 shall be treated by the Parties for all Tax purposes as an adjustment to purchase price unless otherwise required by Applicable Tax Law. To the extent permitted by Applicable Tax Law, a payment made pursuant to any Separation Document that relates to a Pre-Distribution Period and is made prior to the close of the Taxable year to which it relates (x) by any member of the J.Crew Group to any member of the Madewell Group or (y) by any member of the Madewell Group to any member of the J.Crew Group shall be treated by the Parties hereto for all Tax purposes as a contribution by Madewell to J.Crew, or a distribution by J.Crew to Madewell, as the case may be. In the event that a Taxing Authority asserts that a Party’s treatment of a payment described in this Section 9(b) should be other than as required herein, (i) such Party shall use its reasonable best efforts to contest such assertion in a manner consistent with Section 11, and (ii) no Party hereto shall be entitled to any gross-up payment for Taxes incurred in connection with the receipt of a payment for Transferred Tax Attributes.

c) No Duplicative Payment. It is intended that the provisions of this Agreement shall not result in a duplicative payment of any amount required to be paid under the Separation Agreement or any other Separation Document, and this Agreement shall be construed accordingly.

Section 10. Communication and Cooperation.

a) Consult and Cooperate. J.Crew and Madewell shall consult and cooperate (and shall cause each other member of their respective Groups to consult and cooperate) fully at such time and to the extent reasonably requested by the other Party in connection with all matters subject to this Agreement. Such cooperation shall include:

i. the retention, and provision on reasonable request, of any and all information including all books, records, documentation or other information pertaining to Tax matters relating to the Combined Group, any necessary explanations of information, and access to personnel, until one year after the expiration of the applicable statute of limitation (giving effect to any extension, waiver or mitigation thereof);

ii. the execution of any document that may be necessary (including to give effect to Section 11) or helpful in connection with any required Tax Return or in connection with any audit, proceeding, suit or action; and

iii. the use of the Parties’ commercially reasonable efforts to obtain any documentation from a Governmental Authority or a third party that may be necessary or helpful in connection with the foregoing.

b) Provide Information. J.Crew and Madewell shall keep each other reasonably informed with respect to any material development relating to the matters subject to this Agreement.

c) Confidentiality and Privileged Information. Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of required Tax Returns or in connection with any audit, proceeding, suit or action. Without limiting the foregoing (and notwithstanding any other provision of this Agreement or any other agreement), (i) no member of the J.Crew Group or the Madewell Group, respectively, shall be required to provide any member of the other Group or any other Person access to or copies of any information or procedures other than information or procedures that relate solely to matters for which Madewell or J.Crew, respectively, has an obligation to indemnify under this Agreement, and (ii) in no event shall any member of the J.Crew Group or the Madewell Group be required to provide any member of the other Group or any other Person access to or copies of any information if such action could reasonably be expected to result in the waiver of any privilege. Notwithstanding the foregoing, in the event that J.Crew or Madewell determines that the provision of any information to any member of the other Group could be commercially detrimental or violate any law or agreement to which the information providing Party is bound, such information providing Party shall not be required to comply with the foregoing terms of this Section 10(c) except to the extent that it is able, using commercially reasonable efforts, to do so while avoiding such harm or consequence.

Section 11. Tax Proceedings.

a) Notice. Each of J.Crew or Madewell shall promptly notify the other in writing upon the receipt of any notice of a Tax Proceeding from any Taxing Authority that may affect the liability of any member of the Madewell Group or any member of the J.Crew Group for Taxes under Applicable Law or this Agreement; provided, however, that a Party’s right to indemnification under this Agreement shall not be limited in any way by a failure to so notify, except to the extent that the Indemnifying Party is prejudiced by such failure.

b) Combined Tax Returns. Notwithstanding anything in this Agreement to the contrary, J.Crew and Madewell shall jointly control Tax Proceedings relating to any Combined Tax Return; provided, however, that neither Party shall settle, compromise or dispose of such Tax Proceeding without the prior written approval of the other Party (such approval not to be unreasonably delayed, conditioned or withheld). Each of J.Crew and Madewell shall have a duty to keep the other Party informed of all material developments and events relating to any such Tax Proceeding described in this Section 11(b). Madewell, on the one hand, and J.Crew, on the other hand, will each bear fifty percent (50%) of any expenses attributable to a jointly controlled Tax Proceeding described in this Section 11(b).

c) Madewell Control; Separation Taxes. Subject to Section 11(b) with respect to any Tax Proceedings related to a Combined Tax Return, Madewell shall have the right to control any Tax Proceeding relating to Separation Taxes; provided that Madewell shall keep J.Crew fully informed of all material developments and shall permit J.Crew, at its own cost and expense, a reasonable opportunity to participate in (but not to control) the defense of the matter to the extent such Taxes are Taxes of a member of the J.Crew Group.

d) Allocation of Adjustments. Any adjustments to Tax (including any related interest and penalties) resulting from a Tax Proceeding or the filing of an amended Tax Return shall be allocated in a manner consistent with Section 3. For the avoidance of doubt, any adjustment to Separation Taxes (including any related interest and penalties) shall be allocated one hundred percent (100%) to Madewell.

Section 12. Costs and Expenses. The Party that prepares any Tax Return shall bear the costs and expenses incurred in the preparation of such Tax Return. Except as expressly set forth in this Agreement or the Separation Agreement, (i) each Party shall bear the costs and expenses incurred pursuant to this Agreement (including with respect to any Tax Proceeding) to the extent the costs and expenses are directly attributable to a liability or obligation allocated to such Party and (ii) to the extent a cost or expense is not directly attributable to a liability or obligation, it shall be borne by the Party incurring such cost or expense. For purposes of this Agreement, costs and expenses shall include, but not be limited to, reasonable attorneys’ fees, accountants’ fees and other related professional fees and disbursements.

Section 13. Effectiveness; Termination and Survival. Except as expressly set forth in this Agreement, as between J.Crew and Madewell, this Agreement shall become effective upon the consummation of the Distribution. All rights and obligations arising hereunder shall survive until they are fully effectuated or performed; provided that notwithstanding anything in this Agreement to the contrary, this Agreement shall remain in effect and its provisions shall survive for one (1) year after the full period of all applicable statutes of limitation (giving effect to any extension, waiver or mitigation thereof) and, with respect to any claim initiated prior to the end of such period, until such claim has been satisfied or otherwise resolved. This agreement shall terminate without any further action at any time before the Distribution upon termination of the Separation Agreement.

Section 14. Specific Performance. Each Party to this Agreement acknowledges and agrees that damages for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and irreparable harm would occur. In recognition of this fact, each Party agrees that, if there is a breach or threatened breach, in addition to any damages, the nonbreaching Party to this Agreement, without posting any bond, shall be entitled to seek and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction, attachment, or any other equitable remedy which may then be available (i) to obligate the breaching Party to perform its obligations under this Agreement, or (ii) to take any other actions as are necessary, advisable or appropriate to give the other Party to this Agreement the economic effect which comes as close as possible to the performance of those obligations (including transferring, or granting liens on, the assets of the breaching Party to secure the performance by the breaching Party of those obligations).

Section 15. Construction. In this Agreement, unless the context clearly indicates otherwise:

a) words used in the singular include the plural and words used in the plural include the singular;

b) references to any Person include such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement;

c) except as otherwise clearly indicated, reference to any gender includes the other gender;

d) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”;

e) reference to any Article, Section, Exhibit or Schedule means such Article or Section of, or such Exhibit or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

f) the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

g) reference to any agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

h) reference to any law (including statutes and ordinances) means such law (including all rules and regulations promulgated thereunder) as amended, modified, codified or reenacted, in whole or in part, and in effect at the time of determining compliance or applicability;

i) relative to the determination of any period of time, “from” means “from and including,” “to” means “to and including” and “through” means “through and including”;

j) the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement; and

k) unless otherwise specified in this Agreement, all references to dollar amounts herein shall be in respect of lawful currency of the United States.

Section 16. Entire Agreement; Amendments and Waivers.

a) Entire Agreement.

i. This Agreement and the other Separation Documents constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the Parties with respect to the subject matter hereof and thereof. No representation, inducement, promise, understanding, condition or warranty not set forth herein or in the other Separation Documents has been made or relied upon by any Party hereto or any member of their Group with respect to the transactions contemplated by the Separation Documents. This Agreement shall be interpreted in accordance with the terms of the Separation Agreement in all respects, provided that in the event of any conflict or inconsistency between the terms of this Agreement and the terms of the Separation Agreement, the terms of this Agreement shall control in all respects.

ii. THE PARTIES ACKNOWLEDGE AND AGREE THAT NO REPRESENTATION, WARRANTY, PROMISE, INDUCEMENT, UNDERSTANDING, COVENANT OR AGREEMENT HAS BEEN MADE OR RELIED UPON BY ANY PARTY OTHER THAN THOSE EXPRESSLY SET FORTH IN THIS AGREEMENT AND IN THE OTHER SEPARATION DOCUMENTS. WITHOUT LIMITING THE GENERALITY OF THE DISCLAIMER SET FORTH IN THE PRECEDING SENTENCE, NONE OF J.CREW, MADEWELL OR ANY OF THEIR RESPECTIVE AFFILIATES HAS MADE OR SHALL BE DEEMED TO HAVE MADE ANY REPRESENTATIONS OR WARRANTIES IN ANY PRESENTATION OR WRITTEN INFORMATION RELATING TO THE BUSINESS GIVEN OR TO BE GIVEN IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS OR IN ANY FILING MADE OR TO BE MADE BY OR ON BEHALF OF J.CREW, MADEWELL OR ANY OF THEIR RESPECTIVE AFFILIATES, AS APPLICABLE, WITH ANY GOVERNMENTAL AUTHORITY, AND NO STATEMENT MADE IN ANY SUCH PRESENTATION OR WRITTEN MATERIALS, MADE IN ANY SUCH FILING OR CONTAINED IN ANY SUCH OTHER INFORMATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE. EACH PARTY ACKNOWLEDGES THAT THE OTHER PARTY HAS INFORMED IT THAT NO PERSON HAS BEEN AUTHORIZED BY IT OR ANY OF ITS AFFILIATES TO MAKE ANY REPRESENTATION OR WARRANTY IN RESPECT OF THE BUSINESS OR IN CONNECTION WITH THE CONTEMPLATED TRANSACTIONS, UNLESS IN WRITING AND CONTAINED IN THIS AGREEMENT OR IN ANY OF THE OTHER SEPARATION DOCUMENTS TO WHICH THEY ARE A PARTY.

b) Amendments and Waivers.

i. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by J.Crew and Madewell, or in the case of a waiver, by the Party against whom the waiver is to be effective.

ii. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 17. Dispute Resolution. In the event of any dispute relating to this Agreement, the Parties shall work together in good faith to resolve such dispute within thirty (30) days. In the event that such dispute is not resolved, upon written notice by a Party after such thirty (30)-day period, the matter shall be referred to a U.S. Tax counsel or other Tax advisor of recognized national standing (the “Tax Arbiter”) that will be jointly chosen by J.Crew and Madewell; provided, however, that if J.Crew and Madewell do not agree on the selection of the Tax Arbiter after five (5) days of good faith negotiation, the Tax Arbiter shall consist of a panel of three U.S. Tax counsel or other Tax advisor of recognized national standing with one member chosen by the J.Crew, one member chosen by Madewell, and a third member chosen by mutual agreement of the other members within the following ten (10)-day period. Each decision of a panel Tax Arbiter shall be made by majority vote of the members. The Tax Arbiter may, in its discretion, obtain the services of any third party necessary to assist it in resolving the dispute. The Tax Arbiter shall furnish written notice to the Parties to the dispute of its resolution of the dispute as soon as practicable, but in any event no later than ninety (90) days after acceptance of the matter for resolution. Any such resolution by the Tax Arbiter shall be binding on the Parties, and the Parties shall take, or cause to be taken, any action necessary to implement such resolution. All fees and expenses of the Tax Arbiter shall be shared equally by the parties to the dispute.

Section 18. Counterparts; Effectiveness; Third-Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Party hereto. Until and unless each Party has received a counterpart hereof signed by the other Party hereto, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Except for Section 10(c) and the indemnification and release provisions of Section 8, neither this Agreement nor any provision hereof is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the Parties hereto and their respective successors and permitted assigns.

Section 19. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided that neither Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other Party hereto. If any Party or any of its successors or permitted assigns (i) shall consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of such Party shall assume all of the obligations of such Party under the Separation Documents.

Section 20. Change in Tax Law. Any reference to a provision of the Code, Treasury Regulations or any other Applicable Tax Law shall include a reference to any applicable successor provision of the Code, Treasury Regulations or other Applicable Tax Law.

Section 21. Performance. Each Party shall cause to be performed all actions, agreements and obligations set forth herein to be performed by any member of such Party’s Group.

Section 22. Coordination with Separation Agreement. The following articles and sections from the Separation Agreement are hereby incorporated by reference as if fully set forth herein: Section 8.01 (Notices); Section 8.05 (Governing Law); and 8.09 (Waiver of Jury Trial).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

MADEWELL

By:
Name:
Title:

J.CREW

By:
Name:
Title: